Exhibit 5.1

Troutman Pepper Locke LLP
100 Spectrum Center Drive, Suite 1500
Irvine, CA 92618

troutman.com

August 7, 2026

Board of Directors

Alto Ingredients, Inc.

1300 South Second Street

Pekin, IL 61554

Re: At-The-Market Issuance Sales Agreement

Ladies and Gentlemen:

We have acted as counsel to Alto Ingredients, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $50,000,000 of shares (the “Shares”) of common stock of the Company, $0.001 par value per share, from time to time and at various prices in an “at the market offering” pursuant to the terms of the At-The-Market Issuance Sales Agreement, dated August 5, 2026 (the “Sales Agreement”), by and among the Company, Craig-Hallum Capital Group LLC, The Benchmark Company, LLC and H.C. Wainwright & Co., LLC (each, an “Agent,” and collectively, the “Agents”). The Shares are being offered and sold (the “Offering”) pursuant to a Registration Statement on Form S-3 (No. 333-295723) originally filed on May 8, 2026 and declared effective on May 22, 2026 (such Registration Statement, as amended, and the documents incorporated by reference therein, the “Registration Statement”), the base prospectus included in the Registration Statement (the “Prospectus”) and the prospectus supplement related to the Offering, dated August 5, 2026 (the “Prospectus Supplement”). This opinion letter is being furnished to you pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed the corporate proceedings taken by the Company with respect to the registration of the offer and sale of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates and records of public officials, and such other papers, as we have deemed necessary or appropriate in connection herewith. As to all matters of fact, we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents, except we make no such assumption as to the Company.

Board of Directors
Alto Ingredients, Inc.
August 7, 2026
Page 2

Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of expressing the opinions set forth in this letter. We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that when (i) the Shares have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Sales Agreement, and (iii) such consideration per share is not less than the amount specified by the pricing committee of the Company’s board of directors, which committee was established in the proceedings of the Company’s board of directors approving the Sales Agreement, such Shares will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that the resolutions of the board of directors (or a duly authorized committee thereof) of the Company authorizing the Company to issue and deliver and sell the Shares pursuant to the Sales Agreement will be in full force and effect at all times at which the Shares are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP